Exhibit 99.8

Exhibit 99.8 Penn National Gaming to Suspend Construction of Hollywood Casino Morgantown and Hollywood Casino York in Pennsylvania March 17, 2020 WYOMISSING, Pa.--(BUSINESS WIRE)--Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) announced today that in response to Governor Tom Wolf’s call for a statewide shutdown of all non-essential business activities to help prevent the spread of COVID-19, it will be suspending construction on its planned Hollywood Casino Morgantown and Hollywood Casino York Category 4 facilities in Pennsylvania, effective immediately. “We fully support the Governor’s effort to try to stem the tide of this unprecedented public health threat,” said Jay Snowden, President and CEO of Penn National Gaming. “We also believe it’s prudent to revisit any and all capital expenditure commitments in order to help preserve liquidity in light of the impact of COVID-19 on our business.” The $111 million Hollywood Casino Morgantown was expected to open in November of this year and the $120 million Hollywood Casino York at the York Galleria Mall was anticipated to open by year end. By law, Category 4 “mini casinos” are authorized to operate up to 750 slot machines and 40 table games. “We look forward to continuing to consult with the Governor’s office, as well as local, state and federal health authorities to determine when construction might resume,” said Mr. Snowden. “In the meantime, we appreciate the patience, understanding and support of our community leaders in Morgantown and York, as well as our local construction teams.” About Penn National Gaming Penn National Gaming owns, operates or has ownership interests in 41 gaming and racing properties in 19 jurisdictions and video gaming terminal operations with a focus on slot machine entertainment. We also offer live sports betting at our properties in Indiana, Iowa, Mississippi, Pennsylvania and West Virginia. In total, Penn National’s properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms. In addition, the Company operates an interactive gaming division through its subsidiary, Penn Interactive Ventures, LLC, which recently launched iGaming in Pennsylvania and, through strategic partnerships, operates online sports betting in Indiana, Pennsylvania and West Virginia. The Company also has a leading customer loyalty program, mychoice, with over five million active customers. Forward-looking Statements All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding COVID-19, the length of the construction delay for Penn National’s satellite casinos in Pennsylvania and the impact of these or other related events on Penn National are subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, Penn National cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K and its Current Reports on Form 8-K. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. View source version on businesswire.com: https://www.businesswire.com/news/home/20200317005633/en/ Eric Schippers, Sr. Vice President, Public Affairs Penn National Gaming 610/373-2400 Source: Penn National Gaming, Inc.